Exhibit 10.30.1


               Compensation Arrangement for Interim President
                           of Northeast Utilities
  As Approved by the Compensation Committee of the NU Board of Trustees on
              January 13, 2004, Effective as of January 1, 2004


The following supplemental compensation arrangement shall apply while Mr. C.
W. Shivery holds the position of interim President of Northeast Utilities:

   o The Company shall provide Mr. Shivery a one-time payment of $7,500.

   o The Company shall provide supplemental payments at the rate of $15,000 per month. These additional payments shall be included for benefit program purposes and for determining the 2004 Annual Incentive
     Program target payout, but shall not be used in determining the size of the 2004 Long-Term Incentive Program grant.

   o During Mr. Shivery's tenure as interim President, target and maximum payout for the 2004 Annual Incentive Program shall be set at 80% and 160%, respectively, of base pay (including the $15,000 per month supplemental payments), and the Special Net Income Incentive Program described in his employment agreement shall be suspended.